UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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Radian Group Inc.

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Radian Group Inc.

Annual Meeting of Stockholders to be held on May 10, 2017

Supplemental Information Regarding Proposal 2

Advisory Vote to Approve the Compensation of the Company’s Named Executive Officers

May 1, 2017

The following information supplements the information contained in the proxy statement filed by Radian Group Inc. (“we,” “our,” or the “Company”) in connection with the Annual Meeting of Stockholders to be held on May 10, 2017 (the “2017 Annual Meeting”).

As we look forward to our 2017 Annual Meeting on May 10, 2017, we are writing to ask for your support of Proposal 2 in our proxy statement, the advisory vote to approve the compensation of our named executive officers (also referred to as the “say-on-pay proposal”), that will be presented at the 2017 Annual Meeting.

As discussed in our proxy statement, our board of directors (the “Board”) has recommended that you vote “FOR” the approval of Proposal 2. One of the leading proxy advisory firms, Glass Lewis, has also recommended that our stockholders vote “FOR” Proposal 2. Another proxy advisory firm, Institutional Shareholder Services (“ISS”), recently recommended a vote against the say-on-pay proposal, based solely on the one-time arrangements that we entered into with our former chief executive officer (“CEO”), S.A. Ibrahim, in connection with his recent retirement. As discussed in the ISS report, other than with respect to Mr. Ibrahim’s retirement compensation, ISS quantitatively rates our executive compensation program a “Low Concern,” does not cite any other qualitative concerns regarding our program and issued a QualityScore of “1” to the Company, indicating the lowest possible governance risk on the ISS rankings between 1 and 10. Before you make your final decision on this proposal, we would like to take the opportunity to ensure that you fully understand the facts and appreciate the reasoning behind the Board’s decision to enter into a Retirement Agreement and Consulting Agreement (together, the “Agreements”) with Mr. Ibrahim.

A CEO transition is a significant event and the Board recognized that it is of critical importance to the Company’s future to ensure an effective, seamless succession and management transition. Mr. Ibrahim’s active participation in this process is essential to its success. Because of this, the Board, as well as the Board’s fully independent Compensation and Human Resources Committee (the “Compensation Committee”), were particularly mindful of how they structured Mr. Ibrahim’s compensation under the Agreements. The decision to enter into the Agreements was made by the Compensation Committee, which had access to independent advisors, and was unanimously approved by the Board (with Mr. Ibrahim abstaining from the vote). The Board and the Compensation Committee believe that the compensation to Mr. Ibrahim under the Agreements is fair and reasonable based on the benefits the Company receives.

ISS has recommended a vote against our say-on-pay proposal because, in its view, the terms of the Agreements provide disproportionately large compensation to an outgoing executive. For the following reasons, we respectfully disagree:

•	The Agreements largely reflect the repurposing of amounts that would have been due to Mr. Ibrahim under his employment agreement. It is inherently difficult to estimate how long a robust and thoughtful CEO search may take, and it is generally not possible to perfectly align the start date of an incoming CEO with the contractual termination date of a retiring CEO. In Radian’s case, following completion of our CEO search, we were able to hire an outstanding candidate, Richard G. Thornberry, effective in early March 2017, at which point Mr. Ibrahim had almost 10 months remaining under his employment agreement (the “Prior Employment Agreement”). Rather than terminate Mr. Ibrahim’s employment, which would have resulted in a significant cash severance payment (non-performance-based) to him under the Prior Employment Agreement, the Company’s independent directors thoughtfully repurposed Mr. Ibrahim’s remaining compensation into a performance-based compensation arrangement that is intended to ensure a successful leadership transition and to continue to hold Mr. Ibrahim accountable for the actions he took while serving as CEO. The following chart compares the target compensation under the Agreements with: (1) the target compensation under the Prior Employment Agreement had Mr. Ibrahim completed his remaining contractual term with Radian; and (2) the non-performance based severance that Mr. Ibrahim would have been owed had the Company simply terminated the Prior Employment Agreement.

•	Consistent with our pay-for-performance philosophy, Mr. Ibrahim’s retirement and consulting compensation arrangements are heavily performance-based. ISS seems to give almost no recognition to the fact that Mr. Ibrahim’s retirement and consulting compensation is subject to meaningful performance requirements. Approximately 73% of Mr. Ibrahim’s total target retirement and consulting compensation is performance-based, the same percentage as his target performance-based compensation under the Prior Employment Agreement. Mr. Ibrahim’s retirement and consulting compensation generally can be broken down into three components: (1) cash payments and consulting fees (collectively representing approximately 27% of his total target compensation); (2) a performance-based equity award that requires a meaningful increase in our stock price in order to vest (representing approximately 29% of his total target compensation); and (3) a performance-based cash incentive award that is 40% dependent on the Company’s performance under our 2017 financial and business plan and 60% dependent on Mr. Ibrahim’s performance as a consultant, including importantly, his efforts to ensure a smooth CEO transition (representing approximately 44% of his total target compensation). Further, with respect to the cash incentive award, Mr. Ibrahim will receive only half of the amount awarded to him at the end of the initial performance period, with the remaining half subject to the credit and profitability performance through 2018 of the mortgage insurance we write in 2017.

•	ISS misstates that a large portion of Mr. Ibrahim’s compensation under the Agreements ($3 million at target) represents a second equity award rather than a performance-based, cash incentive award that is subject to significant performance measures. The report issued by ISS incorrectly states that “Ibrahim was given two performance-based grants of equity ….one of which is largely conditioned on the committee’s subjective assessment of his performance as a consultant.” In fact, as is discussed above, Mr. Ibrahim received only one equity award – a grant of performance-based restricted stock units with a grant date fair value of $1.95 million – and the $3 million award that ISS mistakenly characterizes as equity is actually a cash incentive award that is subject to significant performance measures, including both a one-year period subject to the Company’s and Mr. Ibrahim’s performance and a two-year performance period subject to the credit and profitability of the new mortgage insurance we write in 2017. The components of Mr. Ibrahim’s compensation under the Agreements were disclosed in a Form 8-K filed on February 13, 2017 and again in our proxy statement, which ISS correctly quoted on page 17 of its report. Unfortunately, ISS compounds its error by going on to frame its main argument on this factual misstatement, first stating that “large performance-based equity grants to former executives during a consultancy period [are] unusual,” and second that the $3 million award to Mr. Ibrahim is much larger than Mr. Ibrahim’s 2015 and 2016 equity grants. In this regard, ISS’s mischaracterization appears to have influenced ISS’s ultimate voting recommendation with respect to our executive compensation program and the say-on-pay proposal. As discussed above, other than with respect to Mr. Ibrahim’s compensation under the Agreements, ISS quantitatively rates our executive compensation program a “Low Concern” and does not cite any other qualitative concerns regarding our program.

Background Regarding Our CEO Succession and Transition

As previously disclosed, on May 11, 2016, S.A. Ibrahim informed the Board that he intended to retire when the Prior Employment Agreement expired on December 31, 2017. As a result, the Board appointed a special committee to conduct a nationwide search for Mr. Ibrahim’s successor. On February 8, 2017, we announced that the Board had appointed Richard G. Thornberry to succeed Mr. Ibrahim as our new CEO. We simultaneously reported that, in support of our succession planning efforts and to ensure an orderly transition, Mr. Ibrahim had agreed to retire effective March 5, 2017, almost 10 months before the end of the term of the Prior Employment Agreement.

Although Mr. Ibrahim had initially intended to retire at the end of the term of the Prior Employment Agreement, the Board recognized that the timing of the Company’s CEO transition should not be dictated by the Prior Employment Agreement. Rather, the Board believed that in order to attract, retain and transition the most qualified successor to lead the Company and achieve our strategic goals, it would be necessary for the Company to bring the new CEO on board as soon as practicable once the candidate was identified. As a result, once Mr. Thornberry was identified as Mr. Ibrahim’s successor, the Board entered into discussions with Mr. Ibrahim regarding his earlier retirement. Accordingly, the Board considered it appropriate to reward Mr. Ibrahim for his committed service to the Company as well as his willingness to actively support the succession planning and transition process, including by agreeing to step down early. For these reasons, the Board structured the Agreements to enable him the opportunity to earn approximately the amounts he would have earned had he remained employed through the end of his term under the Prior Employment Agreement.

We have received and continue to receive valuable benefits under the Agreements. Mr. Ibrahim has agreed to comply with restrictive covenants, including covenants regarding confidentiality, non-competition and non-solicitation of employees and customers and he has signed a standard release. He will also provide us with services, including transition support, as requested by Mr. Thornberry during the one-year consulting period. The Board as well as the Compensation Committee believe that the compensation to Mr. Ibrahim under these arrangements is fair and reasonable based on the benefits the Company receives.

The terms of the Agreements are described under “Compensation Arrangements and Agreements with Former CEO” on pages 81 and 82 of our proxy statement and the agreements are filed as exhibits to our Current Report on Form 8-K filed on February 13, 2017.

Conclusion

We believe that our compensation program demonstrates a strong correlation between pay and performance. At each of our 2015 and 2016 annual meetings of stockholders, our say-on-pay proposal enjoyed broad stockholder support, with approximately 98% of the votes cast on this proposal voting in approval. We thank you for your past support.

We believe that the information provided herein and in our proxy statement clearly demonstrates our strong commitment to pay for performance and to aligning our executive compensation program with the interests of our stockholders. In addition to our overall compensation goals to attract, motivate and retain high quality executive officers, we are committed to a successful CEO transition for the benefit of all of our stockholders. The compensation arrangements with our retired CEO are designed to facilitate a smooth transition of leadership. We appreciate your time and consideration of these matters and ask for your support of the Board’s recommendation.

WE RECOMMEND THAT YOU VOTE “FOR” OUR SAY-ON-PAY PROPOSAL (PROPOSAL 2).

This information is being provided to certain stockholders in addition to Radian Group Inc.’s proxy statement dated April 10, 2017, which you already received. Please read the complete proxy statement and accompanying materials carefully before you make a voting decision. Even if you have already voted, you can change your vote at any time before the annual meeting by giving new voting instructions as described in more detail in the proxy statement.

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